Exhibit 10.2

EXECUTION VERSION

AMENDMENT NO. 2 TO BASE INDENTURE

THIS AMENDMENT NO. 2 TO BASE INDENTURE, dated and effective as of November 28, 2018 (this “Amendment”), is entered into by and between (i) TACO BELL FUNDING, LLC, a Delaware limited liability company, as the issuer (the “Issuer”) and (ii) CITIBANK, N.A., a national banking association, not in its individual capacity, but solely in its capacity as the trustee under the Indenture referred to below (together with its successor and assigns in such capacity, the “Trustee”). Capitalized terms used and not defined herein shall have the meanings set forth or incorporated by reference in the Indenture.

RECITALS

WHEREAS, the Issuer and the Trustee have entered into the Base Indenture, dated as of May 11, 2016 (as amended by the Amendment No. 1 to Base Indenture, dated as of August 23, 2016, and as the same may be further amended, supplemented or otherwise modified from time to time exclusive of the Series Supplements thereto, the “Base Indenture”), and the Series 2016-1 Supplement thereto, dated as of May 11, 2016 (as the same may be amended, supplemented or otherwise modified from time to time, the “Series 2016-1 Supplement” and, together with the Base Indenture and any additional Series Supplements thereto entered into from time to time, the “Indenture”), pursuant to which the Issuer issued the Series 2016-1 Notes referred to therein;

WHEREAS, whereas the Issuer desires to amend the Base Indenture in certain respects, as hereinafter set forth;

WHEREAS, Section 13.2(a) of the Base Indenture permits the Base Indenture to be amended in certain circumstances solely with the written consent of the Control Party; and

WHEREAS, the Control Party is willing to consent to the amendments hereinafter set forth;

NOW, THEREFORE, in consideration of the mutual agreements herein contained and other good and valuable consideration, the sufficiency and receipt of which are hereby acknowledged by the parties hereto, the parties hereto agree as follows:

1.                                      Amendments to the Base Indenture.  The Base Indenture is hereby amended as follows:

(a)                                 Section 4.1(f)(i) of the Base Indenture is hereby amended and restated to read in its entirety as follows:

(i) solely after the occurrence and during the continuance of a Warm Back-Up Management Trigger Event, as soon as available and in any event within the later of (x) sixty (60) days after the end of each of the first three Quarterly Fiscal Periods of each fiscal year and (y) five (5) Business Days after YBI files (or otherwise would have been required to file under applicable Requirements of Law) a Quarterly Report on Form 10-Q for each of the first three (3) YBI

Quarterly Fiscal Periods of each fiscal year, an unaudited consolidated balance sheet of the Issuer as of the end of such fiscal quarter and unaudited consolidated statements of operations and comprehensive income and cash flows of the Issuer for such fiscal quarter and for the fiscal year-to-date period then ended (in the case of the second and third fiscal quarters of each fiscal year;

(b)                                 Section 4.3 of the Base Indenture is hereby amended and restated to read in its entirety as follows:

For so long as any of the Notes are “restricted securities” within the meaning of Rule 144(a)(3) under the Securities Act, the Issuer agrees to provide to any Noteholder or Note Owner, and to any prospective purchaser of Notes designated by such Noteholder or Note Owner upon the request of such Noteholder or Note Owner or prospective purchaser, within a reasonable time after receipt of a written request therefor, any information required to be provided to such holder, owner or prospective purchaser to satisfy the conditions set forth in Rule 144A(d)(4) under the Securities Act.

(c)                                  The second and third sentences of Section 5.10(c)(i) of the Base Indenture are hereby amended and restated to read in their entirety as follows:

At the election of such Securitization Entity or the Manager on its behalf, the Securitization Entities may reinvest such Asset Disposition Proceeds in Eligible Assets within the Asset Disposition Reinvestment Period (as defined below) and/or may utilize such Asset Disposition Proceeds to pay, or to allocate funds to the Collection Account to reimburse the Securitization Entities for amounts previously paid, for investments in Eligible Assets made the Asset Disposition Reinvestment Period prior to the receipt of such Asset Disposition Proceeds; provided that after the occurrence and during the continuance of any Rapid Amortization Period, (A) all amounts withdrawn from the Asset Disposition Proceeds Account shall be withdrawn substantially in accordance with a Quarterly Fiscal Period budget submitted to, and approved by, the Control Party (in consultation with the Back-Up Manager) prior to such withdrawal and (B) withdrawals of any amounts from the Asset Disposition Proceeds Account in excess in any material respect of amounts set forth in such Quarterly Fiscal Period budget will be subject to (i) the delivery by the Manager to the Control Party, the Trustee and the Back-Up Manager of an explanation in reasonable detail for the variance together with related information and (ii) the prior approval of the Control Party (in consultation with the Back-Up Manager). To the extent such Asset Disposition Proceeds have not been so invested in Eligible Assets within one (1) calendar year of the date of receipt of such Asset Disposition Proceeds (or, if any Securitization Entity or the Manager on its behalf shall have entered into a binding commitment to reinvest such Asset Disposition Proceeds in Eligible Assets within one (1) calendar year of the date of receipt of such Asset Disposition Proceeds, within eighteen (18) months of the date of receipt of such Asset Disposition Proceeds) (each such period, an “Asset Disposition Reinvestment Period”), the Issuer (or the Manager on its behalf) shall withdraw an amount equal to all such un-reinvested Asset Disposition Proceeds and promptly deposit such amount to the Collection Account to be applied in accordance with priority (i) of the Priority of Payments on the Weekly Allocation Date immediately following the deposit of such Asset Disposition Proceeds to the Collection Account.

(d)                                 Section 5.10(e) of the Base Indenture is hereby amended and restated to read in its entirety as follows:

(e) Investment Income. On a weekly basis at or prior to 10:00 a.m. (New York City time) on each Weekly Allocation Date, (i) the Trustee shall transfer any Investment Income on deposit in the Indenture Trust Accounts (other than the Collection Account) to the Collection Account in accordance with the instructions set forth in the Weekly Manager’s Certificate relating to such Weekly Allocation Date and (ii) the Issuer (or the Manager on its behalf) shall transfer any Investment Income on deposit in the Management Accounts to the Collection Account, in each case for application as Collections on that Weekly Allocation Date.

(e)                                  Subpart (y) of Section 8.13 of the Base Indenture is hereby amended and restated to read in its entirety as follows:

(y) 5.0% of the Net Cash Flow for the immediately preceding four (4) Quarterly Fiscal Periods most recently ended as of such date, as set forth in the Quarterly Noteholders’ Reports for the immediately following Quarterly Payment Date.

(f)                                   Subpart (y) of Section 8.21 of the Base Indenture is hereby amended and restated to read in its entirety as follows:

(y) 5.0% of the Net Cash Flow for the immediately preceding four (4) Quarterly Fiscal Periods most recently ended as of such date, as set forth in the Quarterly Noteholders’ Reports for the immediately following Quarterly Payment Date.

(g)                                  Section 8.24(a)(iii) of the Base Indenture is hereby amended and restated to read in its entirety as follows:

pursuant to Section 4.1(f) hereof, issue separate financial statements from all of its Non-Securitization Affiliates prepared at least annually in accordance with GAAP;

(h)                                 Subpart (b) of the definition of “Corporate Trust Office” set forth in Annex A of the Base Indenture is hereby amended and restated to read in its entirety as follows:

for all other purposes, 388 Greenwich Street, New York, New York 10013, Attention: Agency & Trust — Taco Bell Funding, LLC, telecopy no.: (714) 845-4113, email: anthony.bausa@citi.com, or such other address as the Trustee may designate from time to time by notice to the Holders, each Rating Agency and the Issuer or the principal corporate trust office of any successor Trustee.

(i)                                     Subpart (vii) of the definition of “Excluded Amounts” set forth in Annex A of the Base Indenture is hereby amended and restated to read in its entirety as follows:

(vii) amounts paid by Franchisees to the Manager relating to corporate services provided by the Manager, including, without limitation, repairs and maintenance, asset development services, gift card administration, employee training and maintenance and support of store-level and above store-level information technology systems, including, without limitation, point-of-sale, back of house, mobile order and/or mobile payment systems, and in-store kiosk ordering, in each case to the extent such services are not provided by the Manager pursuant to the Management Agreement;

(j)                                    The definition of “Multiemployer Plan” set forth in Annex A of the Base Indenture is hereby amended and restated to read in its entirety as follows:

“Multiemployer Plan” means a “multiemployer plan” as defined in Section 4001(a)(3) of ERISA as to which the Issuer or any entity in the same Controlled Group as the Issuer contributes, has or may have an obligation to contribute or has within any of the preceding five (5) years made or accrued an obligation to make contributions.

(k)                                 The definition of “Pension Plan” set forth in Annex A of the Base Indenture is hereby amended and restated to read in its entirety as follows:

“Pension Plan” means any “employee pension benefit plan”, as such term is defined in Section 3(2) of ERISA, that is subject to Title IV of ERISA (other than a Multiemployer Plan) and to which the Issuer or any company in the same Controlled Group as the Issuer has liability, including any liability by reason of having been a substantial employer within the meaning of Section 4063 of ERISA for any time within the preceding five years or by reason of being deemed to be a contributing sponsor under Section 4064 of ERISA.

(l)                                     The definition of “Plan” set forth in Annex A of the Base Indenture is hereby amended and restated to read in its entirety as follows:

“Plan” means (i) an “employee benefit plan” (as defined in Section 3(3) of ERISA) whether or not subject to Title I of ERISA, (ii) a “plan” (as defined in Section 4975 of the Code), whether or not subject to Section 4795 of the Code, or (iii) an entity whose underlying assets are deemed to include assets of a plan described in clauses (i) or (ii).

(m)                             Subpart (ii) and the final two sentences of the definition of “Quarterly Fiscal Period” set forth in Annex A of the Base Indenture are hereby amended and restated to read in its entirety as follows:

(ii)                                  the fourth quarterly fiscal period of each fiscal year with 52 weeks consists of 16 weeks (four 4-week periods) and each fiscal year with 53 weeks consists of 17 weeks (three 4-week periods and one 5-week period).  References to “weeks” in “Quarterly Fiscal Period” means TBC’s fiscal weeks, which begin on each Wednesday and end on each Tuesday.  The last day of each fourth Quarterly Fiscal Period of the Securitization Entities in each fiscal year is the last Tuesday in December.

(n)                                 Subpart (ii) of the definition of “Rating Agency Condition” set forth in Annex A of the Base Indenture is hereby amended and restated to read in its entirety as follows:

(ii)                                  the Rating Agency Condition shall not be required to be satisfied in respect of any Rating Agency if the Manager provides an Officer’s Certificate (along with copies of all written requests for such Rating Agency Confirmation and copies of all related e-mail correspondence) to the Issuer, the Servicer and the Trustee certifying that:

(A)  the Manager has not received any response from such Rating Agency within ten (10) Business Days following the date of delivery of the initial solicitation; and

(B)  the Manager has no reason to believe that such event or action would result in such Rating Agency withdrawing its credit ratings on such Outstanding Series of Notes or assigning credit ratings on such Outstanding Series of Notes below the lower of (1) the then-current credit ratings on such Outstanding Series of Notes or (2) the initial credit ratings assigned to such Outstanding Series of Notes by such Rating Agency (in each case, without negative implications); or, in lieu of sub-part (A) and this sub-part (B) above; and

(C)  solely in connection with any issuance of Additional Notes, either:

(1)                                 at least one Rating Agency has provided a Rating Agency Confirmation; or

(2)                                 each Rating Agency then rating the Notes has rated such Additional Notes no lower than the lower of (x) the then-current credit rating assigned by such Rating Agency or (y) the initial credit rating assigned by such Rating Agency (in each case, without negative implications) to each Outstanding Series of Notes ranking on the same priority as such Additional Notes, or, if no Outstanding Series of Notes ranks on the same priority as such Additional Notes, the Control Party shall have provided its written consent to the issuance of such Additional Notes.

(o)                                 Subpart (b) of the definition of “Senior Leverage Ratio” set forth in Annex A of the Base Indenture is hereby amended and restated to read in its entirety as follows:

(b) Net Cash Flow of the Securitization Entities for the immediately preceding four (4) Quarterly Fiscal Periods most recently ended as of such date,

as set forth in the Quarterly Noteholders’ Reports for the immediately following Quarterly Payment Date.

(p)                                 The definition of “Senior Notes Accrued Quarterly Interest Amount” set forth in Annex A of the Base Indenture is hereby amended and restated to read in its entirety as follows:

“Senior Notes Accrued Quarterly Interest Amount” means, (x) for each Weekly Allocation Date during the remaining portion of the Quarterly Fiscal Period in which the Series 2018-1 Closing Date occurs, (I) with respect to the Weekly Allocation Date occurring on November 30, 2018, an amount (not less than zero) equal to 100% of the Senior Notes Estimated Quarterly Interest Amount for the Series 2018-1 Class A-2 Notes for such Quarterly Fiscal Period (net of any amounts reserved thus far for the Senior Notes Estimated Quarterly Interest Amounts for the Series 2016-1 Class A-2-I Notes that are being repaid in full on the Series 2018-1 Closing Date) and 0% of the Senior Notes Estimated Quarterly Interest Amount for the Series 2016-1 Notes for such Quarterly Fiscal Period minus any Senior Notes Estimated Quarterly Interest Amount prefunded to the Senior Notes Interest Payment Account on the Series 2018-1 Closing Date and (II) with respect to each subsequent Weekly Allocation Date during the remaining portion of the Quarterly Fiscal Period in which such Series 2018-1 Closing Date occurs, 0% and (y) for each Weekly Allocation Date with respect to  each subsequent Quarterly Fiscal Period, an amount equal to the sum of: (A) the sum of (i) the product of (1) the Fiscal Quarter Percentage and (2) the sum of (I) the Senior Notes Estimated Quarterly Interest Amount for such Quarterly Fiscal Period and (II) any Senior Notes Interest Shortfall Amount together with any additional interest payable on such Senior Notes Interest Shortfall Amount (each as determined pursuant to Section 5.12(b)) (the aggregate amounts set forth in this clause (A)(i)(2), the “Senior Notes Accrued Estimated Quarterly Interest Amount”); and (ii) the Carryover Senior Notes Accrued Quarterly Interest Amount for such Weekly Allocation Date; provided that the amounts allocated under this clause (A) during any Quarterly Fiscal Period shall be capped at the Senior Notes Accrued Estimated Quarterly Interest Amount for such Quarterly Fiscal Period; and (B) without duplication, any Class A-1 Notes Interest Adjustment Amount with respect to the Interest Accrual Period ending in such Quarterly Fiscal Period, which amount in this clause (B) shall be limited to amounts on deposit in the Senior Notes Interest Payment Account if such Class A-1 Notes Interest Adjustment Amount is negative.

(q)                                 The definition of “Senior Notes Accrued Scheduled Principal Payments Amount” set forth in Annex A of the Base Indenture is hereby amended and restated to read in its entirety as follows:

“Senior Notes Accrued Scheduled Principal Payments Amount” means, (x) for each Weekly Allocation Date during the remaining portion of the Quarterly Fiscal Period in which the Series 2018-1 Closing Date occurs, (I) with respect to the Weekly Allocation Date occurring on November 30, 2018, an amount (not less than zero) equal to 100% of the Senior Notes Scheduled

Principal Payment Amounts for the Series 2018-1 Class A-2 Notes for such Quarterly Fiscal Period (net of any amounts reserved thus far for the Senior Notes Scheduled Principal Payment Amounts for the Series 2016-1 Class A-2-I Notes that are being repaid in full on the Series 2018-1 Closing Date) and 100% of the Senior Notes Scheduled Principal Payment Amounts for the Series 2016-1 Notes for such Quarterly Fiscal Period minus any Senior Notes Scheduled Principal Payment Amounts prefunded to the Senior Notes Principal Payment Account on the Series 2018-1 Closing Date and (II) with respect to each subsequent Weekly Allocation Date during the remaining portion of the Quarterly Fiscal Period in which the Series 2018-1 Closing Date occurs, 0% and (y) for each Weekly Allocation Date with respect to each subsequent Quarterly Fiscal Period, an amount equal to the lesser of (a) the sum of (i) the product of (1) the Fiscal Quarter Percentage and (2) the Senior Notes Aggregate Scheduled Principal Payments for the Quarterly Payment Date in the next succeeding Quarterly Fiscal Period  and (ii) the Carryover Senior Notes Accrued Scheduled Principal Payments Amount for such Weekly Allocation Date and (b) the amount, if any, by which (i) the Senior Notes Aggregate Scheduled Principal Payments for the Quarterly Payment Date in the next succeeding Quarterly Fiscal Period exceeds (ii) the aggregate amount previously allocated to the Senior Notes Principal Payment Account with respect to the Senior Notes Aggregate Scheduled Principal Payments on each preceding Weekly Allocation Date with respect to such Quarterly Fiscal Period.  As of each Weekly Allocation Date, if any Series Non-Amortization Test is satisfied as of the immediately preceding Quarterly Payment Date, the Scheduled Principal Payment with respect to such Series for purposes of calculating the Senior Notes Aggregate Scheduled Principal Payments in clause (i) shall be deemed to equal zero for such Weekly Allocation Date solely at the election of the Issuer (with written notice of such election to the Trustee and the Servicer).

(r)                                    The definition of “Weekly Allocation Date” set forth in Annex A of the Base Indenture is hereby amended and restated to read in its entirety as follows:

“Weekly Allocation Date” means, with respect to each Weekly Collection Period, the last Business Day of the calendar week following the calendar week in which the related Weekly Collection Period ends or such earlier Business Day occurring no earlier than the Friday of the calendar week in which the related Weekly Collection Period ends that has been designated as the weekly allocation date by the Manager, in its sole discretion, in the related Weekly Manager’s Certificate delivered by the Manager on or prior to 4:30 p.m. (New York City time) on the Business Day preceding such Weekly Allocation Date or, if such Weekly Allocation Date is earlier than the last Business Day of the calendar week following the calendar week in which the related Weekly Collection Period ends, on or prior to 10:00 a.m. (New York City time) on the second Business Day preceding such Weekly Allocation Date; provided, that, in each case there will be no more than a single Weekly Allocation Date for any calendar week.

(s)                                   The definition of “YBI Quarterly Fiscal Period” set forth in Annex A of the Base Indenture is hereby amended and restated to read in its entirety as follows:

“YBI Quarterly Fiscal Period” means each calendar quarter comprised of three (3) months. YBI’s fiscal year and the fourth (4th) YBI Quarterly Fiscal Period in each fiscal year both end on December 31.

(t)                                    The following new definitions are hereby included in Annex A of the Base Indenture in the correct alphabetical order therefor:

“Series 2016-1 Class A-2-I Notes” has the meaning specified in the Series 2016-1 Supplement referenced in the recitals hereto.

“Series 2016-1 Notes” has the meaning specified in the Series 2016-1 Supplement referenced in the recitals hereto.

“Series 2018-1 Class A-2 Notes” means the Series 2018-1 Fixed Rate Senior Secured Notes, Class A-2, issued by the Issuer pursuant to the Base Indenture and the Series 2018-1 Supplement thereto, between the Issuer and the Trustee, dated as of the Series 2018-1 Closing Date, and issued in two Tranches.

“Series 2018-1 Closing Date” means November 26, 2018.

2.                                      Effectiveness.  This Amendment shall become effective on the date hereof upon the execution and delivery of this Amendment by the signatories hereto.

3.                                      Effect of Amendment.  Except as expressly amended and modified by this Amendment, all provisions of the Base Indenture shall remain in full force and effect and each reference to the Base Indenture and words of similar import in the Base Indenture, as amended hereby, shall be a reference to the Base Indenture as amended hereby and as the same may be further amended, supplemented or otherwise modified and in effect from time to time.  This Amendment shall not be deemed to expressly or impliedly waive, amend or supplement any provision of the Base Indenture other than as set forth herein.  This Amendment may not be amended, supplemented or otherwise modified except in accordance with the terms of the Base Indenture.  This Amendment constitutes a Supplement pursuant to Section 13.3 of the Base Indenture.

4.                                      Governing Law.  THIS AMENDMENT SHALL BE GOVERNED BY, CONSTRUED AND INTERPRETED IN ACCORDANCE WITH,  THE LAWS OF THE STATE OF NEW YORK WITHOUT REGARD TO CONFLICTS OF LAW PRINCIPLES (OTHER THAN SECTIONS 5-1401 AND 5-1402 OF THE GENERAL OBLIGATIONS LAW OF THE STATE OF NEW YORK).

5.                                      Counterparts.  This Amendment may be executed by the parties hereto in several counterparts (including by facsimile or other electronic means of communication), each of which when so executed shall be deemed to be an original and all of which when taken together shall constitute but one and the same agreement.

6.                                      Matters relating to the Trustee.  The Trustee makes no representations or warranties as to the correctness of the recitals contained herein, which shall be taken as statements of the Issuer, or the validity or sufficiency of this Amendment and the Trustee shall not be accountable or responsible for or with respect to nor shall the Trustee have any responsibility for provisions thereof.  In entering into this Amendment, the Trustee shall have all of the rights, powers, duties and obligations of the Trustee under the Base Indenture and any other Transaction Document to which the Trustee is party and, for the avoidance of doubt, shall be entitled to the benefit of every provision thereunder relating to the conduct of or affecting the liability of or affording protection to the Trustee.

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IN WITNESS WHEREOF, the parties hereto have caused this Amendment to be duly executed by their respective officers thereunto duly authorized as of the day and year first above written.

TACO BELL FUNDING, LLC,
as Issuer

By:	/s/ Keith Siegner
Name: Keith Siegner
Title: Authorized Signatory

Amendment No. 2 to Base Indenture

CITIBANK, N.A., in its capacity as Trustee

By:	/s/ Jacqueline Suarez
Name: Jacqueline Suarez
Title: Senior Trust Officer

Amendment No. 2 to Base Indenture

ACKNOWLEDGED AND AGREED
PURSUANT TO SECTION 13.2(a) OF
THE BASE INDENTURE:

MIDLAND LOAN SERVICES,
as Control Party

By:	/s/ David A. Eckles
Name: David A. Eckles
Title: Senior Vice President

Amendment No. 2 to Base Indenture